                                                      Exhibit 21

                      SUBSIDIARIES OF THE REGISTRANT


     YANKEE GAS SERVICES COMPANY is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     YANKEE ENERGY FINANCIAL SERVICES COMPANY is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     HOUSATONIC CORPORATION is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     NORCONN PROPERTIES, INC. is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     YANKEE ENERGY PRODUCTION SERVICES, INC. is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.